NSAR ITEM 77C

Van Kampen American Capital New York Quality Municipal Trust (VNM)


(a)  A Special Meeting of Shareholders was held on October 23, 1996.

(b) The election of Trustees of Van Kampen American Capital New York Quality Municipal Trust ("the Trust") included:

     None

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

         For     4,178,357     Against     92,953

     2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

         For     1,900,529     Against     136,659


NSAR ITEM 77C

Van Kampen American Capital New York Quality Municipal Trust (VNM)


(a)  An Annual Meeting of Shareholders was held on May 28, 1997.

(b) The election of Trustees of Van Kampen American Capital New York Quality Municipal Trust (the "Trust") included:

     Rod Dammeyer and Wayne W. Whalen

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

         For     3,492,197     Against     49,820

     4) For each VK Fund, to Ratify the Selection of KPMG Peat Marwick LLP Independent Public Accountants for its Current Fiscal Year.

         For     3,557,676     Against     12,058